Exhibit 10.4

Salary Increases for Executive Officers.

      The Compensation Committee in connection with its annual review of executive compensation and performance increased the salaries of all executive officers, other than the President and Chief Executive Officer, by an amount ranging from 4% to 5% of their previous base salaries. The base salary for Robert E. Ritchey was increased upon his promotion from President to President and Chief Executive Officer during December 2004. The Compensation Committee also determined that three of the Company’s executive officers, who did not receive a raise at the time they were promoted into more senior positions during fiscal year 2005, had salaries that were substantially below the median salaries for executives holding similar positions at other companies in the software and telecommunications industries. For these three executive officers the Compensation Committee approved salary increases ranging from 14% to 15% of base salary, that were in addition to the 4% to 5% increase approved for all executive officers, to better align their salaries with comparable salaries offered by other employers. The three executive officers who were promoted into more senior positions during fiscal 2005 are Ronald W. Nieman, Senior Vice President and General Manager, Network Strategic Market Unit; George T. Platt, Senior Vice President and General Manager, Enterprise Strategic Market Unit; and Mike J. Polcyn, Senior Vice President, Engineering and Chief Technology Officer.